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                                    EXHIBIT 4

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                         WALNUT FINANCIAL SERVICES, INC.


         WALNUT FINANCIAL SERVICES, INC., a Corporation organized and existing under the laws of the State of Utah hereby certifies as follows:

         1. The name of the Corporation is WALNUT FINANCIAL SERVICES, INC.

         2. Article IV of the Articles of Incorporation, which states the number of shares that the Corporation shall have authority to issue, is hereby amended by adding the following paragraph:

         "On the effective date of the Articles of Amendment to the Articles of Incorporation of the Corporation, each six currently issued and outstanding shares of the Common Stock of the Corporation shall automatically and without any action on the part of the holder thereof be reclassified and reconstituted as one share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued by the Corporation as a result of the Reverse Stock Split. In lieu thereof, each holder whose aggregate shares of Common Stock are not evenly divisible by six will receive one additional share of Common Stock for the fractional share to which such holder would otherwise be entitled as a result of the Reverse Stock Split. Neither the par value nor the number of authorized shares of Common Stock shall be affected by this amendment."

         3. The reclassification of the shares of Common Stock contemplated by the amendment set forth in these Articles of Amendment shall be implemented by an exchange of certificates. The Corporation will send transmittal forms to the holders of the Common Stock to be used in forwarding their certificates formerly representing shares of Common Stock for surrender and exchange for certificates representing the number of whole shares of Common Stock held by such holders following the Reverse Stock Split.

         4. The amendment set forth in these Articles of Amendment was approved by the Board of Directors and recommended to the stockholders of the Corporation and was submitted to the stockholders of the Corporation at a meeting duly held on January 20, 1999.

         5. At the time of the adoption of these Articles of Amendment, there were a total of 19,811,178 shares of Common Stock outstanding, all of which shares were entitled to vote on these Articles of Amendment. Holders of 11,712,068 shares were indisputably represented at the meeting. 11,167,303 shares were voted for the amendment set forth in these Articles of Amendment, and that number was sufficient for its approval.

         6. The amendment set forth in these Articles of Amendment has therefore been approved and adopted in accordance with the requirements of the Utah Revised Business Corporation Act.

         7. The amendment set forth in these Articles of Amendment shall be effective at 12:01 a.m. Mountain Time on January 22, 1999 or as soon thereafter as practicable following the filing of these Articles of Amendment in accordance with the requirements of the Utah Revised Business Corporation Act.


                                     WALNUT FINANCIAL SERVICES, INC.



                                     By: /s/ ROBERT F. MAUER
                                         --------------------------------------
                                         Robert F. Mauer
                                         Treasurer and Chief Financial Officer